Exhibit 10.19

2911 Zanker Drive

San Jose, CA 95134 USA

Tel: 408-232-9200

Fax: 408-456-2971

January 2, 2005

Dr. Wupen Yuen

[address]

Palo Alto, CA

Dear Wupen,

On behalf of the shareholders of NeoPhotonics Corporation, I am pleased to have extended to you an offer to join our company as Director of Business Development. We anxiously hope that you will join NeoPhotonics immediately in this role, and we look forward to your contribution to the company and the mutual opportunity this affords to you and to us.

Terms of your job offer are as outlined in my offer letter dated 30 December, 2004. In addition, two additional provisions of your offer are contained in this side letter as follows:

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In your role as Director of Business Development, you will actively and aggressively pursue new arenas for business growth, notably involving our strategic partnership in China. Such a partnership will be pursued in order to accelerate growth, leverage existing technical and manufacturing assets and to provide an accretive contribution to company profitability. For the first deal you champion that is completed in 2005 and for which financial results are accretive, you will receive a minimum cash bonus of $10,000. Such bonus would be separate from any bonus paid as part of a general bonus plan, and is not instead of a general bonus plan. This term is intended to benefit you specifically for the work you undertake and to increase the expected “take home” compensation during your first year at NeoPhotonics.

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We recognize that your principle contributions to NeoPhotonics are expected to be in the areas of active component business and technology, and that such contributions are significantly dependent upon the successful completion of a pending M&A transaction with our China strategic partner. Further, we acknowledge that an M&A transaction is inherently uncertain until fully consummated. In recognition of your willingness to shoulder that risk and work with NeoPhotonics to both consummate the pending transaction and develop further business, we are simultaneously providing you with an enhanced severance option as described below.

In the event that the pending “Project Tai” transaction is not consummated by June 30, 2005, and your employment with NeoPhotonics is terminated voluntarily or involuntarily without Cause during calendar year 2005, you will be afforded salary and related pay-based benefits for a period of four (4) pay periods totaling eight weeks following the time of notice of termination (voluntarily or involuntarily). The amount of such severance compensation is expected to be approximately $25,000, as determined by the rate of base pay spanning four pay periods.

Following calendar year 2005 or following consummation of the Project Tai transaction, the specific agreements above regarding termination lapse and you will be accorded the same severance benefits as other employees of comparable level and tenure.

Again, we are very excited about the prospect of you joining the NeoPhotonics team and we look forward to your joining us. I personally look forward to your positive acceptance of our offer.

Yours very sincerely,
NeoPhotonics Corporation

/S/ Timothy S. Jenks

Timothy S. Jenks
President & CEO

2911 Zanker Drive

San Jose, CA 95134 USA

Tel: 408-232-9200

Fax: 408-456-2971

December 30, 2004

Dr. Wupen Yuen

[address]

Palo Alto, CA

Dear Wupen,

On behalf of the shareholders of NeoPhotonics Corporation, I am pleased to extend to you this offer to join our company. NeoPhotonics holds core technologies that are enabling us to build a truly innovative and remarkable business and your role will be a critical one in insuring its success.

This letter is a formal offer to you to join NeoPhotonics Corporation as Director of Business Development. You will report primarily to Paul Schroeter, SVP of Engineering & Operations, with collateral reporting to me as CEO and to Ping Xie for technology development.

In this role, you will work with strategic partners and new customers building new business avenues for NeoPhotonics and its strategic partners, both in existing product arenas and in new directions. As such, you can provide critical insight to guide engineering and marketing strategies, product development plans and business forecasts. We envision three specific areas of responsibility:

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Technical projects and product development actions. In this role, your technical experience and knowledge will apply directly to the company’s execution in new product development. This will likely transcend both NeoPhotonics’ internal organization and strategic partners. Contributions to existing projects as well as leadership of new projects are expected.

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New business pursuits, especially in active components. In this role, three specific contributions are envisioned: (1) Expanding the company’s business opportunities for active components and integration of such devices into new devices. LX4 would be one such example. (2) Relationships with other companies for OEM manufacturing. Utilizing manufacturing capability and capacity or NeoPhotonics and its partners can be leveraged in building ties to other key component supplies. (3) Actions to deliver value from active component technology and capability acquired from the company you founded and grew to significant prominence, Bandwidth 9, Inc.

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Technical and new business liaison with strategic partners, notably in China. Your involvement and engagement with Chinese partners and related development actions will be key to maximizing company growth, minimizing costs and leveraging key capabilities broadly. We expect this to include ongoing development and extension of the company’s product roadmap and strategy, notably for active components.

It is expected that each of your responsibilities may require significant travel, plus direct interface with partners and customers around the world at the highest possible levels. Of course, responsibilities and breadth of your assignment will positively reflect both your own initiative and the company’s needs.

As Director of Business Development, your reporting is intended to facilitate your effective and efficient contributions to the company. We anticipate that your immediate and significant contributions to the company will be primarily technical. These will likely derive from your understanding of market requirements in active components, and in strategic partner liaisons, notably in China. Because these actions are primarily in engineering and operations functions, your primary reporting is to Paul Schroeter. However, a critical part of your role will be identifying new business venues for the company to accelerate sales growth, utilizing every element of our collective capability from chip fabrication to passive and active components to broadband subsystems. It is our expectation that you will additionally examine new strategic partnering opportunities including OEM manufacturing, corporate combinations and opportunistic technology and/or product acquisitions. For this aspect, you will have collateral reporting to me as CEO.

Your salary will be $165,000 per year and will be reviewed and adjusted periodically depending upon your performance. You will also receive an incentive stock option (ISO) to purchase 125,000 shares of common stock, vesting 25% on the date one year from the date on which you commence employment, and thereafter vesting 1/48 per month. Your stock grant is subject to Board approval.

We look forward to a long, productive, and enjoyable working relationship. As an at-will employer, however, you have the right to terminate your employment with NeoPhotonics at any time and for any reason whatsoever simply by notifying the Company. NeoPhotonics, likewise, has the same right. This at-will employment relationship cannot be changed except in a writing signed by the appropriate Company officer.

The details of our benefit plans and our terms of employment are specified in our Employee Resource Manual, which is available for your review at any time. As a NeoPhotonics employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company’s Employee Resource Manual. As an employee of the Company, you agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

As an employee of NeoPhotonics, you will be required to execute NeoPhotonics’ Proprietary Information Agreement. This letter will confirm your representations to us that:

(i)	You are not a party to any employment agreement or other contract or arrangement that prohibits your full time employment with NeoPhotonics,
(ii)	You will not disclose any trade secret or confidential information to any third party to NeoPhotonics, and
(iii)	You do not know of any conflict that would restrict your employment with NeoPhotonics.

We are very excited about the prospect of you joining the NeoPhotonics team and we look forward to a long and rewarding relationship. Wupen, we are convinced that your experience, professional knowledge, talents, skills and energy are an excellent match with NeoPhotonics. I believe that NeoPhotonics offers you a unique, challenging and potentially rewarding opportunity for personal, intellectual and professional growth. We look forward to your positive acceptance of this offer.

Yours very sincerely,
NeoPhotonics Corporation

/s/ TS Jenks

Timothy S. Jenks
President & CEO

/s/ Wupen Yuen	January 4, 2005
Accepted: Wupen Yuen	Anticipated date to begin employment

January 2, 2005
Date